Exhibit 99.1

                 JONES LANG LASALLE REPORTS STRONG FIRST QUARTER
                   NET INCOME OF $4.6 MILLION, $0.14 PER SHARE

     CHICAGO, April 25 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported net income of $4.6 million, or $0.14 per diluted share of common stock, for the quarter ended March 31, 2006, compared with a net loss of $8.6 million or $0.27 per share for the first quarter of 2005. Operating income improved by $19.0 million from a year ago to $8.7 million for the first quarter of 2006 compared with an operating loss of $10.3 million for the same period in 2005. Due to the seasonal nature of the business, the firm has historically reported an operating loss in the first quarter; however, in 2006, the firm benefited from improved results in all segments, the acquisition of Spaulding & Slye and particularly strong results in the firm's money management business, LaSalle Investment Management.

     All operating segments achieved strong increases in revenue in the first quarter of 2006 compared with the same period of the prior year. Revenue for the first quarter of 2006 was $337 million, an increase of $97 million, or 40 percent in U.S. dollars and 46 percent in local currencies. Spaulding & Slye contributed approximately eight percent to the year-over-year increase.

     First Quarter 2006 Highlights:

     -- Revenue increased 40 percent with significant growth in all business segments
     --   Operating income improved by $19.0 million to $8.7 million
     -- LaSalle Investment Management closed the $3.4 billion CenterPoint acquisition

     "Clearly, we are pleased by our first-quarter performance," said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. "Our results are the product of investments throughout our business and improved execution capabilities across our organization. With the continuing strength of global real estate markets, we remain confident about our firm's prospects and performance for the remainder of the year," Dyer added.

     Operating expenses were $328 million for the first quarter of 2006 compared with $250 million for the same period in 2005, an increase of 31 percent in U.S. dollars and 37 percent in local currencies. The increase was driven in part by the acquisition of Spaulding & Slye that was completed on January 3, 2006, as well as increased compensation costs related to revenue-generation activities.

     Interest expense of $3.2 million for the first quarter of 2006 was significantly higher than the $0.3 million incurred for the same period in 2005 due to a higher debt balance related to the Spaulding & Slye acquisition as well as higher interest rates compared with a year ago.

     Included in the 2006 first-quarter results was a $1.2 million, or $0.04 earnings per share, benefit from a cumulative effect adjustment for a change in accounting for stock-based compensation, which was triggered by the adoption of the Financial Accounting Standards Board's SFAS No. 123R, "Share-Based Payment," effective January 1, 2006. The adjustment represents the after-tax difference between compensation cost recognized to date using actual forfeitures and the cost that would have been recognized using estimated forfeitures as required pursuant to SFAS No. 123R.

     Business Segment First Quarter Performance Highlights

     Investor and Occupier Services

     -- In the Americas, revenue for the first quarter of 2006 was $113 million, an increase of 53 percent over the same period in 2005. The growth is the result of the acquisition of Spaulding & Slye, and effective execution within an improving market. Revenue excluding the Spaulding & Slye acquisition was up 29 percent.

          In the fourth quarter of 2005, the region reorganized part of its operations to focus on "Markets" and "Accounts." The goal of the Markets organization is to maximize the firm's local competitive position in its targeted markets. The Accounts organization focus is on service delivery and strategic advice to multi-geographic corporate clients. Capital Markets, Public Institutions, Retail and Regional Operations (Canada and Latin America) remain separate Americas product lines.

          Revenue was strong in both the Markets and Accounts organizations, which include Spaulding & Slye, and in aggregate increased 53 percent in the first quarter of 2006 compared with the prior year. Transaction revenue was up 78 percent due to a significant number of large transactions that closed in the first quarter as compared with the prior year, while Management services revenue was up 38 percent due to the growth of Project and Development Management services. Regional Operations also had a strong first quarter in 2006 compared with the prior year, where revenue increased 50 percent in total primarily driven by Latin America.

          Capital Markets, recorded as Transaction Services revenue, continued its strong performance compared with the prior year, as 2006 first-quarter revenue increased 42 percent over 2005. Revenue in the Americas Hotels business more than doubled, resulting from several large transactions closed in the quarter and the impact of the acquisition of a select service hotel real estate broker and advisory firm completed in the second quarter of 2005.

          Total operating expenses increased 44 percent over the prior year as the result of the Spaulding & Slye acquisition and higher compensation costs associated with revenue-generating activities.

     -- Europe's revenue for the first quarter of 2006 was $103 million, an increase of 22 percent in U.S. dollars and 32 percent in local currencies over the same period in 2005. Transaction Services revenue was up 34 percent over the prior year, driven by Capital Markets, Agency Leasing and Advisory services.

          Geographic contributions to this revenue growth were primarily from Germany, France and the United Kingdom. Germany's real estate investment market continued to improve with an increase in international capital flowing into the country. Revenue in Germany for the first quarter of 2006 grew 43 percent in U.S. dollars and 55 percent in local currencies compared with the same period of the prior year. The French business was up significantly as revenue increased more than 100 percent in both U.S. dollars and local currencies. The English business continued its momentum, with revenue up 14 percent in U.S. dollars and 24 percent in local currencies.

          Operating expenses increased by 16 percent in U.S. dollars for the first quarter year over year and 26 percent in local currencies. The increase was primarily due to higher incentive compensation resulting from improved revenue performance.

     -- Revenue for the Asia Pacific region was $58 million for the first quarter of 2006, an increase of 18 percent in U.S. dollars and 22 percent in local currencies over the prior year. The growth in revenue in U.S. dollars came from both Transaction Services revenue, which grew 15 percent, and from Management Services revenue, which grew 19 percent due to the expansion of property and facility management services. The growth markets of China, Japan, Korea and India experienced healthy increases in revenue in the first quarter of 2006 compared with the prior year. Revenue in total for these markets increased 38 percent in local currencies, and 33 percent in U.S. dollars, led by China. The core markets of Hong Kong and Australia continued their momentum from 2005 with strong performance across all business lines, with first-quarter 2006 revenue increasing 21 percent in U.S. dollars and 24 percent in local currencies over the prior year.

          Year-over-year operating expenses for the Asia Pacific region for the first quarter of 2006 increased 15 percent in U.S. dollars, 19 percent in local currencies, primarily as a result of the firm's investment in people and technology infrastructure in the region. Market expansion with the opening of new offices across the region also contributed to the increase in operating expenses.

          Operating income in the first quarter on a comparable basis improved by $2.7 million from the prior year, as 2005 included the benefit of a credit of $1.6 million received from a litigation settlement.

     LaSalle Investment Management

     -- LaSalle Investment Management's first-quarter revenue in 2006 was $62 million, an increase of 95 percent over the 2005 first quarter. During the first quarter of 2006, the firm completed the acquisition of CenterPoint Properties Trust on behalf of a joint venture with a key client in which LaSalle Investment Management has a minority interest. The acquisition resulted in both a large one-time fee recorded as Transaction revenue, as well as on-going Advisory Fees.

          Advisory Fees, which provide annuity revenue, were $38 million for the first quarter of 2006, compared with $28 million in 2005, an increase of 35 percent over the prior year. The growth in Advisory Fees is driven by the continued strong growth in assets under management.

          For the first quarter of 2006, incentive fees were $13.5 million, an increase of $11.2 million over the prior year. These fees were earned on the final disposition of assets, completing the liquidation of two funds. Incentive fees vary significantly from period to period and are determined by both the performance of the underlying funds' investments and the contractual timing of the measurement period with clients. In the second quarter of 2006, the firm is contractually due a significant gross incentive fee of approximately $60 million from a single client, which will contribute a net operating margin, after the deduction of all related expenses including compensation, of approximately 40 percent. The fee is larger than usual due to the eight-year contractual measurement period, as well as outstanding performance execution by the firm. The actual amount of the fee will not be finalized until after the end of the second quarter and may increase or decrease based on required external valuations.

          LaSalle Investment Management's assets under management grew to $34 billion at the end of the first quarter of 2006 including the CenterPoint acquisition. Total investments made during the first quarter of 2006 on behalf of clients, including the CenterPoint acquisition, were $4.9 billion.

     Summary

     The firm experienced strong growth across all segments in the first quarter, the result of effective execution, favorable market conditions and performance resulting from the firm's strategic initiatives. These initiatives include the completion of acquisitions in the Americas and LaSalle Investment Management, the organizational change in the Americas and strategic investments made in 2005. As the firm also continues to benefit from its globally diverse business platform and the continued strength of the real estate markets, it is well-positioned for the remainder of the year.

     About Jones Lang LaSalle

     Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to Forbes magazine's Platinum 400, has more than 100 offices worldwide and operates in more than 430 cities in 50 countries. With 2005 revenue of approximately $1.4 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of 927 million square feet worldwide. In 2005, the firm completed capital markets sales and acquisitions, debt financings, and equity placements on assets and portfolios valued at $43 billion. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $34 billion of assets under management. For further information, please visit http://www.joneslanglasalle.com.

     Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2005 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

     Conference Call

     The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, April 26, 2006 at 10:00 a.m. EDT.

     To participate in the teleconference, please dial into one of the following phone numbers five to 10 minutes before the start time:

     -- U.S. callers:          +1 877 809 9540
     -- International callers: +1 706 679 7364
     -- Pass code:             8000976

     Replay Information Available: (12:00 p.m. EDT) Wednesday, April 26 through Midnight EDT May 3 at the following numbers:

     -- U.S. callers:          +1 800 642 1687
     -- International callers: +1 706 645 9291
     -- Pass code:             8000976

     Live web cast

     Follow these steps to listen to the web cast:

     1.   You must have a minimum 14.4 Kbps Internet connection
     2. Log on to http://www.videonewswire.com/event.asp?id=33354 and follow instructions
     3. Download free Windows Media Player software: (link located under registration form)
     4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

     This information is also available on the company's website at http://www.joneslanglasalle.com.

     If you have any questions, call Yvonne Peterson of Jones Lang LaSalle's Investor Relations department at +1 312 228 2919.

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
               For the Three Months Ended March 31, 2006 and 2005
                        (in thousands, except share data)
                                   (Unaudited)

                                                            Three Months Ended
                                                                 March 31,
                                                       ----------------------------
                                                           2006            2005
                                                       ------------    ------------
Revenue                                                $    337,098    $    240,176
Operating expenses:
  Compensation and benefits                                 231,246         172,126
  Operating, administrative and other                        87,663          70,022
  Depreciation and amortization                               9,976           8,310
  Restructuring credits                                        (501)              -

    Total operating expenses                                328,384         250,458

    Operating income (loss)                                   8,714         (10,282)

Interest expense, net of interest income                      3,209             330
Equity in loss from unconsolidated ventures                    (944)           (892)

Income (loss) before provision for income taxes               4,561         (11,504)
Provision (benefit) for income taxes                          1,181          (2,922)

Net income (loss) before cumulative effect of
 accounting change                                            3,380          (8,582)
Cumulative effect of change in
 accounting principle                                         1,180               -
Net income (loss)                                      $      4,560    $     (8,582)

EBITDA                                                 $     18,926    $     (2,864)

Basic earnings (loss) before cumulative effect
 of change in accounting principle                     $       0.10    $      (0.27)
Cumulative effect of change in
 accounting principle                                          0.04               -
Basic income (loss) per common share                   $       0.14    $      (0.27)

Basic weighted average shares outstanding                31,511,880      31,268,640

Diluted earnings (loss) before cumulative
 effect of change in accounting principle              $       0.10    $      (0.27)
Cumulative effect of change in
 accounting principle                                          0.04               -
Diluted income (loss) per common share                 $       0.14    $      (0.27)

Diluted weighted average shares outstanding              33,681,263      31,268,640

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
               For the Three Months Ended March 31, 2006 and 2005
                                 (in thousands)
                                   (Unaudited)

                                                            Three Months Ended
                                                                 March 31,
                                                       ----------------------------
                                                           2006            2005
                                                       ------------    ------------
INVESTOR & OCCUPIER SERVICES - AMERICAS
  Revenue:
    Transaction services                               $     48,212    $     27,099
    Management services                                      62,261          44,983
    Equity earnings                                             149              (1)
    Other services                                            2,542           1,577
    Intersegment revenue                                        165             289
                                                            113,329          73,947
  Operating expenses:
    Compensation, operating and administrative              108,770          75,337
    Depreciation and amortization                             5,302           3,612
  Operating loss                                       $       (743)   $     (5,002)

EUROPE
  Revenue:
    Transaction services                               $     79,375    $     59,017
    Management services                                      21,221          23,464
    Equity earnings (loss)                                     (220)              -
    Other services                                            2,969           2,573
                                                            103,345          85,054
  Operating expenses:
    Compensation, operating and administrative              105,719          90,472
    Depreciation and amortization                             2,508           2,551
  Operating loss                                       $     (4,882)   $     (7,969)

ASIA PACIFIC
  Revenue:
    Transaction services                               $     28,648    $     24,900
    Management services                                      27,840          23,443
    Equity earnings                                             217               -
    Other services                                            1,197             592
                                                             57,902          48,935
  Operating expenses:
    Compensation, operating and administrative               56,773          48,978
    Depreciation and amortization                             1,822           1,805
  Operating loss                                       $       (693)   $     (1,848)

LASALLE INVESTMENT MANAGEMENT
  Revenue:
    Transaction and other services                     $     11,020    $      1,902
    Advisory fees                                            38,269          28,250
    Incentive fees                                           13,544           2,376
    Equity earnings (loss)                                   (1,090)           (891)
                                                             61,743          31,637
  Operating expenses:
    Compensation, operating and administrative               47,812          27,649
    Depreciation and amortization                               344             343
  Operating Income                                     $     13,587    $      3,645

  Total segment revenue                                $    336,319    $    239,573
  Intersegment revenue eliminations                            (165)           (289)
  Reclassification of equity earnings (loss)                    944             892
    Total revenue                                      $    337,098    $    240,176

  Total segment operating expenses                     $    329,050    $    250,747
  Intersegment operating expense eliminations                  (165)           (289)
    Total operating expenses before
     restructuring charges (credits)                   $    328,885    $    250,458

    Operating income (loss) before
     restructuring charges (credits)                   $      8,213    $    (10,282)

     Please reference attached financial statement notes. Implementation Services has been renamed Transaction Services.

                         JONES LANG LASALLE INCORPORATED
                           Consolidated Balance Sheets
              March 31, 2006, December 31, 2005 and March 31, 2005
                                (in thousands)

                                                     March 31,     December 31,      March 31,
                                                       2006            2005            2005
                                                   ------------    ------------    ------------
                                                    (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                        $     30,503    $     28,658    $     27,941
  Trade receivables, net of allowances                  370,435         415,087         276,255
  Notes and other receivables                            20,152          15,231          13,006
  Prepaid expenses                                       21,141          22,442          21,452
  Deferred tax assets                                    23,679          35,816          16,359
  Other assets                                           12,240          13,864          19,933
    Total current assets                                478,150         531,098         374,946

  Property and equipment,
   at cost, less accumulated depreciation                83,834          82,186          71,758
  Goodwill, with indefinite
   useful lives, at cost, less
   accumulated amortization                             481,699         335,731         341,061
  Identified intangibles, with
   definite useful lives,
   at cost, less accumulated amortization                41,972           4,391           7,054
  Investments in and loans to
   real estate ventures                                  86,545          88,710          74,816
  Long-term receivables, net                             22,304          20,931          12,936
  Deferred tax assets                                    70,130          59,262          53,236
  Other assets, net                                      28,978          22,460          22,885
                                                   $  1,293,612    $  1,144,769    $    958,692

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities         $    123,491    $    155,741    $    111,190
  Accrued compensation                                  162,264         300,847         109,140
  Short-term borrowings                                  14,627          18,011          17,405
  Deferred tax liabilities                                3,296             400           2,787
  Deferred income                                        29,479          20,823          22,508
  Other liabilities                                      19,507          26,813          25,668
    Total current liabilities                           352,664         522,635         288,698
Long-term liabilities:
  Credit facilities                                     267,532          26,697         131,302
  Deferred tax liabilities                                3,099           3,079              53
  Deferred compensation                                  25,171          15,988          14,227
  Minimum pension liability                              17,024          16,753           2,989
  Deferred business acquisition obligations              31,518               -               -
  Other                                                  34,474          23,614          23,872
    Total liabilities                                   731,482         608,766         461,141
Stockholders' equity:
  Common stock, $.01 par value per share,
   100,000,000 shares authorized; 35,756,923,
   35,199,744 and 33,993,258 shares issued
   and outstanding as of March 31, 2006 and
   December 31, 2005 and
   March 31, 2005, respectively                             358             352             340
  Additional paid-in capital                            631,921         606,001         564,311
  Retained earnings                                     104,700         100,141          (3,686)
  Stock held by subsidiary                             (141,343)       (132,791)        (74,147)
  Stock held in trust                                      (996)           (808)           (530)
  Accumulated other
   comprehensive income (loss)                          (32,510)        (36,892)         11,263
    Total stockholders' equity                          562,130         536,003         497,551
                                                   $  1,293,612    $  1,144,769    $    958,692

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
               For the Three Months Ended March 31, 2006 and 2005
                                 (in thousands)
                                   (Unaudited)

                                                            Three Months Ended
                                                                 March 31,
                                                       ----------------------------
                                                           2006            2005
                                                       ------------    ------------
Cash provided by earnings                              $     24,719    $      7,933

Cash used in working capital                               (111,705)        (94,768)

Cash used in operating activities                           (86,986)        (86,835)

Cash used in investing activities                          (159,341)         (7,815)

Cash provided by financing activities                       248,172          92,448

  Net increase(decrease) in cash and
   cash equivalents                                           1,845          (2,202)

Cash and cash equivalents, beginning of period               28,658          30,143

Cash and cash equivalents, end of period               $     30,503    $     27,941

Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

     Below is a reconciliation of net income to EBITDA (in thousands):

                                                              Three Months Ended
                                                                   March 31,
                                                          ------------   ------------
                                                              2006           2005
                                                          ------------   ------------
     Net income (loss)                                    $      4,560   $     (8,582)
     Add:
     Interest expense, net of interest income                    3,209            330
     Depreciation and amortization                               9,976          8,310
     Provision for income taxes                                  1,181              -
     Deduct:
     Benefit from income taxes                                       -         (2,922)
     EBITDA                                               $     18,926   $     (2,864)

     Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                                              Three Months Ended
                                                                   March 31,
                                                          ---------------------------
                                                              2006           2005
                                                          ------------   ------------
     Net cash used in operating activities                $    (86,986)  $    (86,835)
     Add:
     Interest expense, net of interest income                    3,209            330
     Change in working capital and
      non-cash expenses                                        101,522         86,563
     Provision (benefit) for income taxes                        1,181         (2,922)
     EBITDA                                               $     18,926   $     (2,864)

     2. Net debt represents the aggregate of 'Short-term borrowings' and 'Credit facilities,' less 'Cash and cash equivalents.'

     3. For purposes of segment operating results, the allocation of restructuring charges (credits) to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges (credits) being allocated.

     4. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, to be filed with the Securities and Exchange Commission shortly.

     5. Beginning in 2006, we have renamed 'Implementation Services' to 'Transaction Services.'

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             04/25/2006
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer of Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /First Call Analyst: /
    /FCMN Contact: joe.romenesko@am.joneslanglasalle.com /
    /Web site:  http://www.joneslanglasalle.com /